Exhibit 10.42  — Base Salaries of the Named Executive Officers for Fiscal Year 2005

                The Compensation Committee of the Board of Directors has established the following base salaries for the named executive officers for fiscal year 2005:

Name and Principal Position	Fiscal Year	Salary
Burton M. Tansky President and Chief Executive Officer	2005	$1,300,000

Karen W. Katz President and Chief Executive Officer Neiman Marcus Stores	2005	715,000

James E. Skinner Senior Vice President and Chief Financial Officer	2005	510,000

Brendan L. Hoffman President and Chief Executive Officer Neiman Marcus Direct	2005	440,000

James J. Gold President and Chief Executive Officer Bergdorf Goodman	2005	400,000